Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Quality Systems, Inc. of our report dated May 19, 2017, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Quality System, Inc.’s Annual Report on Form 10-K for the year ended March 31, 2017.

/s/ PricewaterhouseCoopers LLP
Irvine, CA
October 26, 2017